HOMRICH BERG

Code of Ethics

General (updated 05/11 and 9/11)

All employees are assigned a number of tasks contained within the Code of Ethics that pertain to personal investing and dealing with potential conflicts of interests with clients. Employees must complete these tasks as required.

The Code of Ethics is predicated on the principle that both HB and HB employees owe a fiduciary duty to our clients. Accordingly, HB’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, HB employees must:

•
Place client interests ahead of HB’s – As a fiduciary, HB and each employee must serve in our clients’ best interests and avoid any actual or potential conflicts of interests with clients. In other words, HB employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with HB’s Code of Ethics – Employees must review and abide by HB’s Personal Securities Transaction
•	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.
Any questions with respect to HB’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. HB encourages employees to report any known violations of the code, including violations by other employees. HB has zero tolerance for retaliatory actions. The HB Board of Directors assures each employee they will suffer no harm by reporting violation. If HB discovers any retaliation against an employee that reports a violation of this code, the retaliating party may be subject to more severe action than set forth in this Code of Ethics. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles and Standards of Conduct (updated 05/11)

All employees, directors, officers and principals of HB, and consultants closely associated with the Firm, shall act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that HB expects from its Employees and consultants:

1
“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

•
Avoid any actual or potential conflict of interest. If such conflicts cannot be avoided, then disclose the conflicts to the CCO or CEO in writing prior to engaging in a transaction with a client in order to determine the required disclosures to the client.

•
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of HB above one’s own personal interests;
•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•	Conduct all personal securities transactions in a manner consistent with this policy;
•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Comply with applicable provisions of the federal securities laws.[2]

Personal Securities Transaction Policy (updated 12/13)

All HB employees must disclose all reportable securities in which they own, control, or otherwise have an interest. This includes providing an initial holdings report upon joining HB, an annual holdings report, and a report of each transaction throughout the year. HB has engaged Compliance11, a third party provider for these services. Each employee has an account which can be accessed through the company intranet or http://ondemand.compliance11.com.

Reportable Securities (updated 05/11)

HB requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any reportable security. Reportable securities include, but are not limited to: equities, bonds, ETF’s, options, and privately traded securities such as hedge funds, real estate funds, private equity funds, interests in oil & gas wells, interests in water and/or mineral rights, and other securities which are not traded on an exchange. If you have a question as to whether or not a security is reportable, please ask the CCO. This policy also applies to immediate family members living in the same household.

Non-Reportable Securities

Non-Reportable securities do not require reporting. These include: open-end mutual funds, U.S. Government Bonds, and CD’s. If you have a question as to whether or not a security is “non-reportable”, please ask the CCO. Hint, if the ticker symbol has 5 letters and ends in “X”, it is an open end fund that does not need to be reported.

2
“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Investments in Initial Public Offerings and Limited Offerings (updated 01/11, 5/11 and 9/11)

IPO’s

HB maintains a “pre-clearance” policy on IPO’s. If you wish to invest in an IPO, you must receive prior approval from the CCO. To do so, you must initiate a pre-approval request through your account in Compliance11. This can be done on the homepage by clicking the link “Create a pre-clearance”.

New Issues of Equity Securities

HB maintains a “pre-clearance” policy on Private Placements of Securities or other Private Securities Transactions. Hint, if you are required to sign a subscription agreement or are otherwise purchasing a security from another party who is not a broker like Charles Schwab, you are probably investing in a Private Security. Private Securities are not traded on an exchange. If you wish to invest in a Private Placement or other Private Security, you must receive prior approval from the CCO. To do so, you must initiate a pre-approval request through your account in Compliance11. This can be done on the homepage by clicking the link “Create a pre-clearance”. Note, for the purpose of this pre-clearance policy, HB has already pre-cleared a number of private securities for investment by employees. If a security has been approved by the Investment Committee for client investment, then each employee has a blanket pre- approval to invest in that same private security and would not need to pre-clear it. Even though an investment may be pre-cleared, it must still be reported as any other securities transaction.

Exempt Transactions

The following transactions are considered exempt transactions and are not required to be reported:

•	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
•	Purchases that are part of an automatic investment plan.
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro- rata basis.
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

From time to time, the CCO may exempt certain transactions on a trade-by-trade basis.

Reporting (updated 01/11 and 05/11)

HB has engaged a third party vendor, Compliance11, to assist with monitoring of all securities trading of employees and their immediate family members living in the same household. It is the responsibility of each employee to promptly notify the CCO when a new brokerage account is opened. This notification should be completed through the Compliance11 website.

Quarterly Transaction Reports

It is the employee’s responsibility to report all securities transaction for themselves and those of immediate family members living in the same household on a quarterly basis. In order to do so, employees should disclose all brokerage accounts in which they have an interest to the CCO through Compliance11. It is the employee’s responsibility to review the Compliance11 website to ensure that all brokerage accounts have been disclosed. Once this is done, all securities transactions are captured electronically through data feeds from the brokerage firms. If all brokerage accounts have been disclosed through Compliance11, the employee’s responsibility to report securities transactions has been satisfied for those brokerage accounts. However, it is each employee’s responsibility to manually report any securities transactions that are executed outside of any disclosed brokerage accounts including private placements and other private securities. This manual reporting should also be done through Compliance11.

Initial and Annual Holdings Reports

New HB employees are required to report all of their personal securities holdings not later than 10 days after their employment date. The initial holdings report must be current as of a date not more than 45 days prior to the date they become subject to this Code. The initial holdings report can be completed through Compliance11 within the first week of employment. In addition, new employees must disclose all brokerage accounts in which they, or immediate family members living in the same household, have an interest. This disclosure can also be made through the Compliance11 website.

Employees are required to provide HB with a complete list of securities holdings on an annual basis on or before February 14 of each year. The report should be current as of December 31. On or around the 10th day of January each year, the CCO will deliver a report to each employee that lists all brokerage accounts that have been disclosed through Compliance11 including all security holdings contained within those accounts. It is the employee’s responsibility to verify the accuracy each report and certify as such. It is each employee’s responsibility to manually report any securities holdings that are maintained outside of any disclosed brokerage accounts including private securities. This manual disclosure is also made through the Compliance11 website. If you have any questions about the Annual Reporting process, please contact the CCO directly.

Trading and Review (updated 01/11)

Though not prohibited by this Personal Securities Transaction Policy, HB discourages its employees from engaging in frequent short-term trading. In some cases, an ethical issue may arise if an employee holds the same security as a client and wishes to sell that security for both themselves and the client. This is also true in the event an employee wants to buy a security for both themselves and a client. The proper course of action is to enter the client order prior to entering an order for a personal account. If this is not feasible due to limitations within iRebal, you should call the CCO for guidance. The CCO will monitor employees’ investment patterns to detect any abuses by using the tools provided by Compliance11. A principal will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

HB has adopted a “post review” policy to supervise the trading of its employees. The CCO will review employee trades for compliance with this policy, in addition to the insider trading policy. If HB discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the CCO to review the facts surrounding the transaction(s). This meeting will help HB to determine the appropriate course of action.

If the CCO determinates that a violation of HB’s Personal Security Transaction Policy has occurred, the CCO may impose sanctions and take such other actions as he/she deems appropriate based upon the facts and circumstance of the situation.

Reporting Violations and Remedial Actions

HB takes the potential for conflicts of interest caused by personal investing very seriously. As such, HB requires its employees to promptly report any violations of the Code of Ethics to the CCO. HB’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics.

Violations of this Code of Ethics may warrant sanctions as appropriate, up to and including suspension or termination, at the discretion of the Board of Directors. In any situation where you are unsure about the application of this code, you are encouraged to discuss the situation confidentially with the CCO or a principal.

Disclosure

HB will describe its Codes of Ethics to clients in Part 2A of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for HB’s Code of Ethics should be directed to the CCO.

Responsibility and Control (updated 5/09)

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and annually thereafter.